UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2024

MID PENN BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-13677	25-1666413
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2407 Park Drive
Harrisburg, Pennsylvania	1.866.642.7736	17061
(Address of Principal Executive Offices)	( Registrant’s telephone number, including area code)	(Zip Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value per share	MPB	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b) )

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4( c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

MID PENN BANCORP, INC.

FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On January 12, 2024, Mid Penn Bancorp, Inc. (the “Company”) announced the appointment of Jordan D. Space, the Company’s Executive Vice President and Chief Corporate Development Officer, to the position of Chief Operating Officer.

Mr. Space, 40, joined Mid Penn Bank in 2022. In his role as Executive Vice President and Chief Corporate Development Officer, Mr. Space assisted the CEO in the development of new lines of business across the organization to increase market share and strengthen Mid Penn’s brand presence throughout its markets. Prior to joining the Bank, Mr. Space served as Executive Vice President and Market President for S&T Bank and Chief Lending Officer of Integrity Bank. He began his career in the Commercial and Private Banking division of M&T Bank Corporation. Mr. Space was recognized as one of Central Penn Business Journal’s Power 30 in Banking and Finance and holds a Bachelor’s Degree in Finance from the University of Pittsburgh.

Mr. Space is a party to an employment agreement, change in control agreement and supplemental executive retirement plan agreement, each dated September 6, 2022.

Employment Agreement. The term of the employment agreement is two years and, unless notice of nonrenewal is timely delivered, will automatically renew for a total of two years on each anniversary of September 6, 2022. Mr. Space currently receives an annual base salary of $310,241.88, which may be increased from time to time. In addition to base salary, the employment agreement provides for, among other things, participation in bonus programs and other benefit plans and arrangements generally applicable to executive officers of the Bank.

In the event of his involuntary termination of employment without “cause” or in the event of a voluntary termination for “good reason” (each as defined in the employment agreement), Mr. Space would become entitled to continue to receive his base salary in effect on the date of termination for a period equal to the greater of the remaining employment term or six months and participate in the Bank’s life, disability, medical/health insurance and other benefits substantially similar to those which he was receiving during the year prior to the date of termination for the same period described above immediately following the date of termination, or a cash payment equal to the estimated after-tax cost to obtain such benefits, or substantially similar benefits.

The employment agreement and Mr. Space’s employment may be terminated for “cause” (as defined in the employment agreement) by written notice from the Company or the Bank. If the employment agreement is terminated for cause, Mr. Space’s rights under the employment agreement terminate as of the effective date of termination. The employment agreement also terminates without further payments to Mr. Space as of the termination date in the event of his voluntary termination of employment (other than for good reason) or death. In the case of his “disability” (as defined in the employment agreement), Mr. Space will become eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, in which case the Bank’s obligation to pay his annual base salary shall be reduced by such benefits. Under certain other types of disabilities set forth in the employment agreement, the employment agreement will terminate six months following a determination related to such disability by the Company’s Board of Directors.

In the event that Mr. Space is involuntarily terminated for cause or he voluntarily terminates employment without good reason, Mr. Space will be subject to a twelve month non-solicitation covenant (applicable to both customers and employees). In the event that he is involuntarily terminated without cause or voluntarily terminates employment for good reason, he will be subject to a twelve month non-solicitation covenant with respect to employees and a six month non-solicitation covenant with respect to customers.

Change in Control Agreement. The change in control agreement has a fixed three-year term commencing on September 6, 2022, with automatic annual one-year renewals thereafter, absent notice of non-renewal from either party. The agreement has a “double-trigger” payment feature requiring both a change in control of the Company and the involuntary termination of Mr. Space’s employment without “cause” or voluntary termination of employment by Mr. Space for “good reason” (each as defined in the change in control agreement) in order for any benefit to become payable under the agreement.

More specifically, in the event Mr. Space’s employment is terminated on or within twelve months after a “change in control” (as defined in the agreement) during the term of the agreement either by the Company, other than for death or disability or for a reason other than “cause”, or by Mr. Space after the occurrence of certain specified events constituting “good reason”, the Company will pay Mr. Space a lump-sum cash payment. That payment is equal to two times Mr. Space’s highest annual base salary in effect during the twelve months preceding his termination of employment. In addition, Mr. Space and his beneficiaries will remain eligible to participate, on the same terms and conditions as apply from time to time to the Company’s executive management team, in the medical, vision and dental programs of the Bank for two years, or a cash payment equal to the estimated after-tax cost to obtain such benefits, or substantially similar benefits, within thirty days following his termination.

In the event that Mr. Space is involuntarily terminated for cause or voluntarily terminates employment without good reason, he will be subject to a twelve month non-solicitation covenant (applicable to both customers and employees). In the event that Mr. Space is involuntarily terminated without cause or voluntarily terminates employment for good reason, he will be subject to a twelve month non-solicitation covenant with respect to employees and a six month non-solicitation covenant with respect to customers.

Supplemental Executive Retirement Plan Agreement. The supplemental retirement plan agreement (“SERP”) provides for the monthly payment of a fixed cash benefit over a period of fifteen years, commencing on the first day of the month following Mr. Space’s separation from service: (i) whether voluntary or due to a termination without cause; (ii) due to disability; (iii) due to death; or (iv) within two years following a change in control of the Bank. The normal retirement benefit under the SERP is $80,000 annually, which vests over a period of ten years (commencing January 1, 2023 through December 31, 2032). The Board of Directors of the Bank reserves the right to increase the amount of the benefit from time to time, in its discretion.

The SERP also contains non-competition and non-solicitation covenants. A violation of such covenants, except in limited circumstances, would result in the forfeiture of any unpaid benefits to Mr. Space.

Each of the foregoing agreements provides that, in the event that the payments to be received by Mr. Space, when taken together with payments and benefits payable to or on behalf of Mr. Space under any other plans, contracts or arrangements, would constitute an excess parachute payment under Internal Revenue Code Section 280G, Mr. Space may elect to reduce the payment actually received in order to reduce or eliminate the impact of the excise tax under Section 4999 of the Code. Mr. Space is not entitled to a “gross-up” payment to reduce the effect of the tax under Section 4999 of the Code.

The foregoing descriptions of the employment agreement, change in control agreement and supplemental executive retirement plan agreement do not purport to be complete and are qualified in their entirety by reference to the employment agreement, change in control agreement and supplemental executive retirement plan agreement, copies of which will be filed with the Company’s Annual Report for the fiscal year ending December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID PENN BANCORP, INC.

Date: January 12, 2024	/s/ Rory G. Ritrievi
Rory G. Ritrievi
President and Chief Executive Officer